THIS OPTION HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) AND MAY NOT BE TRANSFERRED OTHER THAN PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE OPTIONEE.

April 9, 2010	24,000,000 Shares

OPTION TO PURCHASE COMMON STOCK

In exchange for $200,000 and other good and valuable consideration, the receipt of which is hereby acknowledged, KENSINGTON LEASING, LTD. (the “Optionor” or the “Company,”) hereby grants to MERRIMEN INVESTMENTS, INC. (the “Optionee”) an option (this “Option”) to purchase from Optionor up to 24,000,000 shares of Common Stock of Optionor (the “Shares”), for the exercise price of $0.08 per Share (such exercise price, as adjusted from time to time pursuant to Section  of this Agreement, the “Exercise Price”).  The Option is subject to all of the terms and conditions set forth herein.

This Option is issued pursuant to that certain Option Purchase Agreement (the “Agreement”) dated as of April 9, 2010 by and between the Optionee and the Optionor.

1.

Definitions.  For the purposes hereof, in addition to the terms defined elsewhere in this Option, capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

2.

Exercise of the Option

2.1

This Option may be exercised, in whole or in part, at any time and from time to time, on or after October 1, 2010 and prior to the Termination Date, only by delivery to the Company of:

2.1.1

written notice of the exercise of this Option in form identical to Exhibit “A” attached to this Agreement stating the number of Option Shares being purchased (the “Purchased Shares”) (and the representation and warranties in the notice of exercise must be true and correct);  and

2.1.2

Payment of the Exercise Price in cash or by wire transfer or check.

2.2

Following receipt of the exercise notice and the payment referred to above, the Company shall, within five business days, cause certificates representing the Purchased Shares to be delivered to Optionee either at Optionee’s address set forth in the records of the Company or at such other address as Optionee may designate in writing to the Company; provided, however, that the Company shall not be obligated to issue a fraction or fractions of a share otherwise issuable upon exercise of this Option, and may pay to Optionee, in cash or cash equivalent, the fair market value of any such fraction or fractions of a share as of the date of exercise.

2.3

If requested by the Company in connection with any exercise of this Option, Optionee shall also deliver this Agreement to the Company, which shall endorse hereon a notation of the exercise and, and if this Option is exercised in part, shall return this Agreement to Optionee.  The date of exercise of an Option that is validly exercised shall be deemed to be the date on which there shall have been delivered to the Company the instruments referred to in this Section .  Optionee shall not be deemed to be a holder of any Option Shares pursuant to exercise of this Option until the date of issuance of a stock certificate to him for such shares following payment in full for the Option Shares purchased.

3.

Termination of Option.  This Option shall terminate and expire upon the earlier to occur of one year from the date hereof and the date specified in Section  of this Agreement (the (“Termination Date”).

4.

Changes in Capital Structure

4.1

If outstanding shares of the Common Stock shall be subdivided into a greater number of shares, or a dividend in Common Stock shall be paid in respect of the Common Stock, the Exercise Price of this Option in effect immediately prior to such subdivision or at the record date of such dividend shall, simultaneously with the effectiveness of such subdivision or immediately after the record date of such dividend, be proportionately reduced, and conversely, if outstanding shares of the Common Stock of the Company shall be combined into a smaller number of shares, the Exercise Price of this Option in effect immediately prior to such combination shall, simultaneously with the effectiveness of such combination, be proportionately increased.

4.2

When any adjustment is required to be made in the Exercise Price, the number of Option Shares purchasable upon the exercise of this Option shall be adjusted to that number of Option Shares determined by dividing (a) an amount equal to the number of Option Shares purchasable upon the exercise of this Option immediately prior to such adjustment, multiplied by the Exercise Price in effect immediately prior to such adjustment, by (b) the Exercise Price in effect immediately after such adjustment.

4.3

Except as provided in Section  of this Agreement, following any capital reorganization, any reclassification of the Common Stock of the Company (other than recapitalization described in Section  of this Agreement), or the consolidation or merger of the Company, upon exercise of this Option, the Optionee shall receive the securities or property (including cash) that the Optionee would have received had the Optionee exercised the Option immediately prior to such reorganization, reclassification, consolidation or merger, and in any such case appropriate adjustments shall be made in the application of the provisions set forth in this Agreement with respect to the rights and interests thereafter of the Optionee, to the end that the provisions set forth in this Agreement (including the specified changes and other adjustments to the Exercise Price) shall thereafter be applicable in relation to any securities or other property thereafter issuable upon exercise of this Option.

4.4

This Option shall terminate upon: (a) any liquidation or dissolution of the Company; or (b) the consummation of any merger or consolidation to which the Company is a party in which the common stockholders of the Company receive only cash, property and/or non-voting securities of the surviving corporation (or its parent corporation in a triangular merger). The Company shall give the Optionee not less than 10 days’ written notice of any proposed termination of this Option under this Section , and the Optionee may exercise this Option even if such event is prior to October 1, 2010 and may condition its exercise of this Option upon consummation of the merger or consolidation. .

5.

Voting.  Neither the Optionee nor its successors in interest shall have any rights as a stockholder with respect to any shares granted herein until the Optionee or its successors have become a holder of record of such shares.

6.

Miscellaneous

6.1

Notices.  All notices, requests, demands and other communications (collectively, “Notices”) given pursuant to this Option shall be in writing, and shall be delivered by personal service, courier, facsimile transmission, email transmission of a pdf format data file or by United States first class, registered or certified mail, addressed to the following addresses:

If to the Company:

Kensington Leasing, Ltd.

565 Walnut Avenue

Redlands, CA 92373

Attention: Angelique de Maison, President

Fax: (909) 798-0886

If to Optionee:

Merrimen Investments, Inc.

6399 Wilshire Blvd., Suite 507

Los Angeles, CA  90048

Fax: (310) 861-0620

Any Notice, other than a Notice sent by registered or certified mail, shall be effective when received; a Notice sent by registered or certified mail, postage prepaid return receipt requested, shall be effective on the earlier of when received or the third day following deposit in the United States mails (or on the seventh day if sent to or from an address outside the United States).  Any party may from time to time change its address for further Notices hereunder by giving notice to the other party in the manner prescribed in this Section.

6.2

Entire Agreement.  This Option and the Agreement contain the sole and entire agreement and understanding of the parties with respect to the entire subject matter of the Agreement, and any and all prior discussions, negotiations, commitments and understandings, whether oral or otherwise, related to the subject matter of the Agreement are hereby merged herein.

6.3

Successors.  This Option shall be binding upon and inure to the benefit of the parties to this Option and their respective successors, heirs and personal representatives.

6.4

Amendment.  This Option may be amended only by a written agreement executed by all of the parties to this Option.

6.5

Governing Law.  This Option shall be construed in accordance with the laws of the State of California without giving effect to the principles of conflicts of law thereof.

6.6

Captions.  The various captions of this Option are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Option.

6.7

Execution.  This Option may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “pdf” signature page were an original thereof.

6.8

Lost or Mutilated Option.  If this Option shall be mutilated, lost, stolen or destroyed, Optionor shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Option, or in lieu of or in substitution for a lost, stolen or destroyed Option, a new Option instrument to replace the Option so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Option, and of the ownership hereof (including reasonable indemnity), reasonably satisfactory to Optionor.

6.9

Waiver.  Any waiver by Optionor of a breach of any provision of this Option shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Option.  The failure of the parties to insist upon strict adherence to any term of this Option on one or more occasions shall not be considered a waiver or deprive any party of the right thereafter to insist upon strict adherence to that term or any other term of this Option.  Any waiver by Optionor must be in writing.

6.10

Severability.  If any provision of this Option is invalid, illegal or unenforceable, the balance of this Option shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.

IN WITNESS WHEREOF, the parties have has executed this Agreement as of the day and year first written above.

KENSINGTON LEASING, LTD., Optionor By: Michael T. Ryan, Chief Financial Officer	MERRIMEN INVESTMENTS, INC., Optionee By: Zirk Engelbrecht, Vice President

EXHIBIT “A”

NOTICE OF EXERCISE

(To be signed only upon exercise of the Option)

TO:

Kensington Leasing, Ltd.

The undersigned, the holder of the enclosed Stock Option Agreement (“Optionee”), hereby irrevocably elects to exercise the purchase right represented by the Option and to purchase thereunder ______ shares (the “Option Shares”) of Common Stock of Kensington Leasing, Ltd. (the “Company”) and herewith encloses payment of $_________ in full payment of the purchase price of such shares being purchased.

The Optionee represents and warrants to the Company as follows:

1.

Optionee is acquiring the Shares, for Optionee’s own account, for investment purposes only and not with a view to distribute the Shares in violation of the Securities Act.

2.

Optionee is an “accredited investor” as that term is defined in Rule 501(a) under Regulation D promulgated pursuant to the Securities Act; if Optionee was formed for the purpose of making this investment, each equity owner of Optionee is an “accredited investor”;

3.

Optionee is knowledgeable, sophisticated and experienced in making, and is qualified to make decisions with respect to, investments in securities presenting an investment decision like that involved in the purchase of the Securities, including investments in securities issued by the Company and investments in comparable companies, and has requested, received, reviewed and considered all information it deemed relevant in making an informed decision to purchase the Securities.

4.

Optionee understands that the issuance and sale of the Shares to Optionee has not been registered under the Securities Act or under any state securities laws.  Optionee is familiar with the provisions of the Securities Act and Rule 144 thereunder and understands that the restrictions on Transfer of the Securities may result in Optionee being required to hold the Securities for an indefinite period of time.

5.

Optionee understands that an investment in the Shares involves a high degree of risk, and Optionee has the financial ability to bear the economic risk of this investment in the Shares, including a complete loss of such investment.

6.

Optionee understands that the certificate(s) evidencing the Shares will contain the following legend (or a substantively similar legend):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) AND MAY NOT BE TRANSFERRED OTHER THAN PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY.

Dated:	(Address) Employer Tax ID Number

*Insert here the number of shares being exercised making all adjustments for stock splits, stock dividends or other additional Common Stock of the Company, other securities or property which, pursuant to the adjustment provisions of Section  of the Option, may be deliverable upon exercise.